AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 14,
1998, is between ACI Acquisition Partners, Inc., a Georgia corporation ("ACIA") and Aloette Cosmetics, Inc., a Pennsylvania corporation (the "Company").

                             RECITALS

          A. The Boards of Directors of ACIA and the Company have determined that it is in the best interests of their respective shareholders that ACIA acquire all of the outstanding capital stock of the Company on the terms and subject to the conditions set forth herein (the "Transaction").

          B. The respective Boards of Directors of ACIA and the Company have approved the merger of ACIA with and into the Company in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania, as amended ("Pennsylvania Law") and the Georgia Business Corporation Code ("Georgia Law" and together with Pennsylvania Law, "Applicable Law"), wherein each issued and outstanding share of Common Stock, no par value of the Company (the "Shares") will be converted into the right to receive the Merger Consideration (as hereinafter defined), on the terms and subject to the conditions of this Agreement (the "Merger").

          C. The Company is entering into this Agreement in reliance upon the ACIA Shareholders (as defined herein) entering into and delivering that certain Guaranty Agreement of even date herewith.

          D.   The parties desire to make certain
representations, warranties and covenants in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the
representations, warranties and covenants contained in this Agreement, and intending to be legally bound hereby, ACIA and the Company hereby agree as follows:

                          I.  THE MERGER

          1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, including, but not limited to, Section 6.1 with respect to the time of the effectiveness of this Agreement, and in accordance with Applicable Law, ACIA will be merged with and into the Company at the Effective Time of the Merger. Following the Effective Time, the Company will be the surviving entity in the Merger (the "Surviving Entity") and will succeed to and assume all the rights and obligations of ACIA in accordance with Applicable Law.

          1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Pepper Hamilton LLP, 1235 Westlakes Drive, Berwyn, PA 19312-2401 on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VII) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless another date, time or place is agreed to in writing by the parties hereto.

          1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file certificates and/or articles of merger or other appropriate documents (the "Certificates of Merger") executed in accordance with the relevant provisions of Applicable Law and will make all other filings or recordings required under Applicable Law in order to effect the Merger. The Merger will become effective at such time as the Certificates of Merger for the Merger have been duly filed with the Secretaries of State for the Commonwealth of Pennsylvania and the State of Georgia or at such subsequent date or time as ACIA and the Company agree and specify in the Certificates of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          1.4. Effects of the Merger. The Merger will have the effects set forth in Section 1929 of Pennsylvania Law and Section
14-2-1106 of Georgia Law.

          1.5. Articles of Incorporation and Bylaws. (a) The
Articles of Incorporation of the Company will be the Articles of Incorporation of the Surviving Entity, until thereafter changed or amended as provided therein or by Law (as hereinafter defined).

          (b) The bylaws of the Company will be the bylaws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

          1.6. Company Actions. The Company hereby consents to the Merger and represents that the Board of Directors of the Company (the "Company Board") (at a meeting duly called and held on April 10, 1998) has (a) approved this Agreement and the transactions contemplated hereby, including the Merger, and such approval constitutes approval of this Agreement and the transactions contemplated hereby, including the Merger, which satisfies in full the requirements of Pennsylvania Law and the Company's Articles of Incorporation, and (b) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended only in accordance with
Section 4.2(b). The Company represents that Berwind Financial, L.P. ("Berwind") has delivered to the Company Board the Fairness Opinion as described in Section 3.1(t). The Company represents that the actions set forth in this Section 1.6 and all other actions it has taken in connection therewith, including without limitation, the adoption of opt-out bylaw provisions by the Company Board on July 24, 1990, are sufficient to render the relevant provisions of Sections 2535 through 2588 of Pennsylvania Law inapplicable to the Merger.

          1.7. Boards, Committees and Officers. The Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of ACIA as of the Effective Time will serve in such capacities as the directors and officers of the Surviving Entity until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

     II.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

          2.1. Effect on Capital Stock.  As of the Effective
Time, by virtue of the Merger and without any action on the part of the holder of any Shares:

          (a) Cancellation of Treasury Stock and Sub-Owned Stock. Each Share that is owned by the Company or by any wholly-owned Subsidiary of the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b) Conversion of Company Shares. Each issued and outstanding Share (other than (i) Shares to be canceled in accordance with Section 2.1(a), and (ii) any Shares which are held by shareholders exercising appraisal rights pursuant to Sections 1571, et seq. and 1930 of Pennsylvania Law ("Dissenting Shareholders") will be converted into the right to receive five dollars and twenty-five cents ($5.25) per Share, payable to the holder thereof, without interest (the "Merger Consideration").
As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares (a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Sections 1571-1580 of Pennsylvania Law.

          (c) Conversion of ACIA Shares. At the Effective Time, each share of common stock of ACIA issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock in the Surviving Entity.

          2.2. Exchange of Certificates. (a) Paying Agent. As of the Effective Time, ACIA will designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares will become entitled pursuant to Section 2.1 (the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as ACIA may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed by ACIA, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be canceled. If payment of the Merger Consideration is to be made to a Person (as hereinafter defined) other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the satisfaction of ACIA that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Transfer Books; No Further Ownership Rights in the Shares. Payment in full of the Merger Consideration payable in respect of Shares upon the surrender of Certificates representing such Shares in accordance with the terms of this Article II will be deemed full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Entity of previously outstanding Shares. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twenty-four (24) months after the Effective Time will be delivered to the Surviving Entity, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II will thereafter look only to the Surviving Entity for payment of their claim for Merger Consideration.


          (e) No Liability. None of ACIA, the Company or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate representing Shares pursuant to this
Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration in respect of such Certificate will become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) Investment of Exchange Fund. The Paying Agent will invest the cash included in the Exchange Fund, as directed by ACIA, on a daily basis. Any interest and other income resulting from such investments will be paid to ACIA.

          (g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

          (h) Dissenters' Rights. The Company shall give ACIA notice of any notices or demands for payment by Dissenting Shareholders pursuant to Section 1571 et seq. of Pennsylvania Law and ACIA shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Entity shall, except with the prior written consent of ACIA, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

          (i) Transfer of Shares After the Effective Time. No transfer of Shares shall be made on the stock transfer books of the Surviving Entity at or after the Effective Time.

          (j) Options, Warrants and Company Plans. (i) ACIA and the Company shall, effective as of the Effective Time, (A) cause each outstanding stock option or warrants to purchase Shares (the "Options" or "Warrants" as the case may be) granted, whether or not then exercisable or vested, to become fully exercisable and vested, (B) cause each Option and Warrant that is then outstanding to be canceled, and (C) in consideration of such cancellation, and except to the extent that ACIA and the holder of any such Option and Warrant otherwise agree, cause the Company (or, at ACIA's option, ACIA) to pay to such holders of Options and Warrants an amount in respect thereof equal to the product of
(I) the excess, if any, of the Merger Consideration over the

exercise price of each such Option and Warrant and (II) the number of Shares previously subject to the Option and Warrant immediately prior to its cancellation (such payment to be net of withholding taxes).

               (ii) Except as may be otherwise agreed to by ACIA and the Company, the Company's Director's Stock Warrant Plan and its Incentive Stock Option Plan, as amended (collectively, the "Option Plans") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and no holder of Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of ACIA, the Company, the Surviving Entity or any Subsidiary thereof.

          2.3. Shareholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law:

               (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

               (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (a) to obtain and furnish the information required to be included by the SEC in the Proxy Statement(as hereinafter defined) and, after consultation with ACIA, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with ACIA and its counsel and (b) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

              (iii) subject to the fiduciary obligations of the Company Board under Applicable Law as advised by independent counsel and subject to the provisions of
          Section 4.2(b), include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) ACIA shall vote, or cause to be voted, all of the Shares then owned, if any, by it in favor of the approval of the Merger and the adoption of this Agreement.

              III.  REPRESENTATIONS AND WARRANTIES

          3.1. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents (as hereinafter defined) (with respect to subsections (e), (g) and (h) below) or as set forth on the schedules attached hereto (the "Company Disclosure Schedules"), the Company represents and warrants to ACIA as follows:

          (a)  Organization, Standing and Corporate Power.
Except as set forth on Schedule 3.1(a), the Company and each of its Subsidiaries (as hereinafter defined) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws and has made available to ACIA the certificate or articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date.

          (b) Subsidiaries. Except as set forth on Schedule 3.1(b), Exhibit 21 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 includes all subsidiaries of the Company (each a "Subsidiary", and collectively, the "Subsidiaries"). All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no minority interests, equity investments or joint ventures with any other party.

          (c) Capital Structure. The authorized capital stock of the Company consists of twenty million (20,000,000) shares of common stock. At the close of business on the last business day immediately preceding the date hereof (the "Measurement Date"),
(i) two million one hundred four thousand two hundred fifty-three (2,104,253) shares were issued and outstanding, (ii) eight hundred fifty-eight thousand eight hundred eighty-one (858,881) shares were held by the Company in its treasury, (iii) nine hundred thousand (900,000) shares were reserved for issuance upon exercise of then outstanding Options, and (iv) one hundred thousand (100,000) shares reserved for issuance under outstanding

Warrants. A full and complete list of all material terms of the Options and Warrants are attached hereto as Schedule 3.1(c). Except as set forth in the preceding sentences, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company or any Subsidiary were issued, reserved for issuance or outstanding. Except as set forth above, at the close of business on the Measurement Date, there were no shares of capital stock underlying outstanding stock options, stock appreciation rights or rights to receive Shares on a deferred basis. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the close of business on the Measurement Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Measurement Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the articles of incorporation or bylaws

of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, except those set forth on Schedule 3.1(d) hereto, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (1) the filing with the SEC of the Proxy Statement and the receipt of a "no review" or "no further comments" communication from the staff of the SEC with respect to the Proxy Statement, and the filing of such reports, forms and notices (including certification and notice of termination of registration on Form 15 or a successor form) under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificates of Merger with the Pennsylvania and Georgia Secretaries of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state franchise, securities or "blue sky" laws; and (3) the filing with Nasdaq of any required notifications and other forms with respect to the delisting of the Shares from the Nasdaq National Market.

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in

the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto,
(ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) for liabilities and obligations incurred since March 31, 1998 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including, to the Company's knowledge, liabilities arising under any Laws relating to the protection of health, safety or the environment ("Environmental Laws"), required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or contained in any ACIA SEC Documents (as hereinafter defined) incorporated by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, (ii) for the transactions provided for herein or permitted by Section 4.1(a), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since March 31, 1998, the Company has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in the business, financial condition, or results of operations of the Company and each of its Subsidiaries, taken as a whole, other than such material adverse changes resulting, directly or indirectly, from a continuing decline in the Company's revenues on a consolidated basis, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company capital stock, (3)

any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company, or
(8) any action taken which is proscribed by Section 4.1. For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds fifty thousand dollars ($50,000) per annum or who would exceed fifty thousand dollars ($50,000) per annum based upon any increase in salary or bonus.

          (h) Litigation. Except as set forth on Schedule 3.1(h), there are no suits, actions or proceedings pending or, to the Knowledge (as hereinafter defined) of the Company, threatened against or affecting the Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Company MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which could reasonably be expected to have, individually or in the aggregate, a Company MAE.

          (i) Taxes. The Company and its Subsidiaries have (i) duly filed with the appropriate taxing authorities all material Tax Returns (or, with respect to its Tax Returns for its year-ended December 31, 1997, extensions therefor) required to be filed by or with respect to the Company, and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its balance sheet (in accordance with U.S. GAAP) all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of the Company or any Subsidiary, except for statutory liens for current Taxes not yet due and payable or that may thereafter be paid without penalty or are being contested in good faith. Except as set forth on Schedule 3.1(i), the Company and its Subsidiaries have not received any notice of audit, are not undergoing any audit of its Tax Returns, and have not received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of the Company or any Subsidiary, which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company and its Subsidiaries with respect to any Tax Returns that relate to the Company or any Subsidiary.
The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years, which change would affect the accounting for tax purposes, directly or indirectly, of the Company. As used in this Section 3.1(i), (i) the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and

such term shall include any interest and penalties or additions to tax; and (ii) the term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

          (j) Employee Matters. (i) Listed on Schedule 3.1(j) is a true, accurate and complete list of all pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (whether or not any such employee benefit plans are otherwise exempt from the provisions of ERISA, whether or not legally binding), adopted, established, maintained or contributed to by the Company or under which it would otherwise be a party or have liability and under which employees or former employees (whether or not retired employees) of the Company and its Subsidiaries (or their beneficiaries) are eligible to participate or derive a benefit (collectively, the "Employee Benefit Plans"). There shall be included within the meaning of the Company, solely for this purpose and for the purpose of the representations in this Section 3.1(j), all "affiliates," whether or not incorporated, within the meaning of Section 407(d)(7) of ERISA.

          (ii) Full payment has been made of all material amounts that the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof or the Company has made adequate provision therefor. The Company has made adequate provisions in accordance with GAAP for liabilities to meet current contributions or benefit payments.

          (iii) Except as provided in Schedule 3.1(j), a favorable determination letter has been issued by the Internal Revenue Service (the "Service") with respect to the qualified status of each of the Employee Benefit Plans intended or required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to the tax exempt status under Section 501(a) of the Code of (A) any trust through which such Employee Benefit Plans are funded and (B) any trust or other entity established with respect to an Employee Benefit Plan and intended to be qualified as a tax exempt organization under Section 501(c) of the Code. Since the date of the most recent determination letter, each such qualified Employee Benefit Plan has been, or can be (within 120 days of the date hereof), filed with the Service within the time required to preserve the rights of the Company to adopt such amendment as may be required by the Service in order to issue a favorable determination letter with respect to each such Plan's continued tax-qualified and/or exempt status. To the Company's Knowledge, no act or omission has occurred since the date of the last favorable determination letter issued with respect to an Employee Benefit Plan that resulted or is likely to result in the revocation of the Plan's tax-qualified or exempt status.

          (iv) The Company has performed all material obligations required to be performed by it under the Employee Benefit Plans. The Company has not engaged in any transaction with respect to the Employee Benefit Plans that would subject it or the Buyer to a tax, penalty or liability for a prohibited transaction under Sections 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have its directors, officers, employees or agents, to the extent they or any of them are fiduciaries under Title I of ERISA. The Company and any "administrator(s)" (as described in
Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including, without limitation, material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or can reasonably be expected to be imposed, nor is the Company or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts. The Company is not delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee Benefit Plans, and neither the Company, nor any administrator knows of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmental or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest thereto (with respect to their relationship as such). There is no multiemployer plan to which the Company has been a party or has been required to make any contributions at any time during the 10-year period prior to the date hereof. Except as set forth on Schedule 3.1(j), since September 30, 1997, the Company has not terminated any Employee Benefit Plan.

          (v) The Company has delivered or caused to be delivered to the Buyer, true and complete copies of (A) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) the latest Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code; (D) the Summary Annual Report for 1996 and 1995 for each Employee Benefit Plan requiring same under ERISA; and (E) except as set forth on Schedule 3.1(j), each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for 1996 and 1995 for each Employee Benefit Plan required to file such form. Neither the Company nor any officer, and, to the Company's Knowledge no employee representative or agent thereof, has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons that are inconsistent in any material manner with the provisions of these documents.

          (vi) With respect to any of the Company's employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefits Plans which qualify as such) that are "group health plans" under Section 162(k) or Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by COBRA), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that the Company has no (or will not incur any) material loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, that is capable of being assessed or asserted directly or indirectly against the Buyer or any of its subsidiaries or other member of the Buyer's corporate control group, with respect to any such plan.

          (vii) Schedule 3.1(j) identifies by name all written employment agreements and severance agreements and arrangements with employees of the Company and its Subsidiaries in effect or committed to be put into effect as of the date hereof (an "Employee Agreement") and provides the 1998 compensation rate for each employee that is a party to an Employee Agreement. No changes have been made to any Employee Agreement on or after January 1, 1998.

          (k) Labor Matters. Except as set forth on Schedule 3.1(k), neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor contract applicable to persons employed by the Company or any Subsidiary. The Company has not received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of the Company or any Subsidiary; no strike or work interruption by any of its employees is planned, under consideration, threatened or imminent; and neither the Company, any Subsidiary nor any officer or director thereof has made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees. At no time during the past five years has the Company or any Subsidiary experienced any threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group or other organization of employees, any grievances, disputes or controversies with any union or any other group or other organization of employees, or any pending or threatened court of arbitration proceedings involving an employment grievance, dispute or controversy. The Company and its Subsidiaries are not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as may be required by Canadian law or as set forth on Schedule 3.1(j), in the event of termination of the employment of any Company employees, neither the Company nor any Subsidiary will by reason of anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments. The Company and each Subsidiary is in compliance with all federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours

and there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state or local agency such that there will not be a Company MAE.

          (l) Environmental Matters. (i) The Company and its Subsidiaries are not the subject of, or to the Company's Knowledge, being threatened to be the subject of (A) any enforcement proceeding, or (B) any investigation, brought in either case under any federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (C) any third party claim relating to environmental conditions on or off the properties of the Company. Neither the Company nor any Subsidiary has been notified that it must obtain any permits and licenses or file documents for the operation of its business under federal, state and local laws relating to pollution protection of the environment. To the Company's Knowledge, no conditions exist on or off the properties of the Company or its Subsidiaries that will give rise to any material liabilities^ under any federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 3.1(l), an investigation shall include, without limitation, any written notice received by the Company that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

          (ii) To the Company's Knowledge and except as set forth in the reports identified on Schedule 3.1(l), there are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that the Company (or, to the Company's Knowledge, any previous occupant of the Company's facilities) has used, stored or otherwise held in or on any of the facilities of the Company or its Subsidiaries, which are present at or have migrated from such facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. During its ownership and possession of its facilities, the facilities have been maintained by the Company in material compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations such that there will not be a Company MAE. The Company has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by the Company at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites that pose a danger to health
and safety.   Except as set forth on Schedule 3.1(l), there have
been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of the Company or its Subsidiaries. Neither the Company nor any Subsidiary has installed any underground storage tanks in any of its facilities and, to the Company's Knowledge, none of such facilities contain any underground storage tanks.

          (m)  Compliance with Laws.  Except as set forth on
Schedule 3.1(m), neither the Company nor any Subsidiary is in violation of, or has violated, any law, statute, ordinance, rule, regulation, arbitral determination, order, writ, decree or injunction that is applicable to or binding upon the Company, any Subsidiary or any of their respective properties that individually or in the aggregate could reasonably be expected to have a Company MAE.

          (n) Insurance. Schedule 3.1(n) sets forth a list and brief description of all existing insurance policies maintained by the Company and its Subsidiaries pertaining to their respective business properties, personnel or assets. Neither the Company nor any Subsidiary is in default with respect to any provision contained in any insurance policy, or has failed to give any notice or present any claim under any insurance policy in due and timely fashion. All such policies shall have been delivered to the Parent prior to the Closing and at all times prior to the Closing shall be in full force and effect. All payments with respect to such policies are current and the Company has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

          (o) Trademarks, Patents and Copyrights. (i) For purposes of this Agreement, the term "Company Rights" shall mean to the Company's Knowledge all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent rights, license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration, copyright application, service mark, brand mark and brand name, trade secret relating to or arising from any proprietary process, formula, source or object code, owned or possessed by the Company or any if its Subsidiaries necessary for the conduct of the Company's business. Except as set forth on Schedule 3.1(o), to the Company's Knowledge, the Company or its Subsidiaries own or has the right to use, sell or license all Company Rights and such Company Rights are sufficient for the conduct of the Company's businesses as being conducted as of the date hereof. Schedule 3.1(o) hereto lists each patent, patent right, patent application, tradename registration, trademark registration, copyright registration, copyright application, source and object code owned or possessed by the Company.

          (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Rights or impair the right of the Company to use, sell or license any Company Rights or any portion thereof, except for breaches, forfeitures, terminations, rights of forfeiture or termination, or impairments that would not have a Company MAE.

          (iii) To the Knowledge of the Company, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or any Subsidiary or currently under development by the Company or and Subsidiary violates any license or agreement between the Company or any Subsidiary and any third party relating to such product or infringes any intellectual property right of any other Person, and there is no pending or, to the Knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Right nor, to the Knowledge of the Company is there any basis for any such claim, nor has the Company received any notice asserting that any Company Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of

any other party, nor, to the Knowledge of the Company, is there any basis for any such assertion, except for such violations, infringements, threatened claims or litigations or conflicts that would not have a Company MAE.

          (iv) To the Knowledge of the Company, no current or prior officers, employees or consultants of the Company or any Subsidiary claim an ownership interest in any Company Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise.

          (p) Material Contracts. Schedule 3.1(p) sets forth a complete and accurate list as of the Closing Date of all contracts or agreements to which the Company is a party involving aggregate consideration payable to or by the Company of thirty thousand dollars ($30,000) or more in a twelve (12) month period or otherwise material to the business, operations, condition (financial or otherwise), performance or properties of the Company ("Material Contracts"). Each of such Material Contracts is valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective provisions. The Company has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any of the Material Contracts. Neither the Company nor, to the Knowledge of the Company any other party thereto is in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or a default of or under the Material Contracts. Except as set forth on Schedule 3.1(p), no written or oral notice has been received by the Company claiming any default by the Company or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate any Material Contract.

          (q) Voting Requirements. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote, voting as a single class, at the Company Shareholders Meeting (the "Company Shareholder Approval") to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (r) Board Approval. The Company Board has approved this Agreement and the consummation of the Merger and the other transactions contemplated hereby. Such approval constitutes the appropriate approval by the Company Board of the Merger and the other transactions contemplated hereby under the provisions of
Section 1924(a) of the Pennsylvania Law.

          (s) Brokers. No broker, investment banker, financial advisor or other Person, other than Berwind, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees of Berwind are two hundred ninety thousand dollars ($290,000) (of which ten thousand dollars ($10,000) has been paid) and the expenses of Berwind are not to exceed five thousand dollars ($5,000). The Company will pay the fees and expenses of Berwind.


          (t) Opinion of Financial Advisor. The Company has received the opinion of Berwind (the "Fairness Opinion") to the effect that, as of the date thereof, the Merger Consideration to be received by the Company's shareholders pursuant to this Agreement is fair to the Company's shareholders from a financial point of view, a signed copy of which opinion has been delivered to ACIA.

          3.2. Representations and Warranties of ACIA. Except as disclosed in the disclosure schedule delivered by ACIA to the Company prior to the execution of this Agreement (the "ACIA
Disclosure Schedule"), ACIA represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. ACIA is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. ACIA is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of ACIA and each of its Subsidiaries, taken as a whole, or on the ability of ACIA to perform its obligations under this Agreement (any such effect, an "ACIA MAE"). ACIA has delivered to the Company prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and bylaws, in each case as amended to date (the "ACIA Charter Documents").

          (b) Authority; Noncontravention. ACIA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ACIA and the consummation by ACIA of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of ACIA. This Agreement has been duly executed and delivered by ACIA and constitutes valid and binding obligations of ACIA, enforceable against ACIA in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ACIA under, (i) the charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license directly or indirectly applicable to ACIA, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law directly or indirectly applicable to ACIA other than, in the case of clauses (ii) and
(iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate

could not be reasonably expected to have an ACIA MAE. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ACIA or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ACIA or the consummation by ACIA of the transactions contemplated hereby, except for (1) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificates of Merger with the Pennsylvania and Georgia Secretaries of State and appropriate documents with the relevant authorities of other states in which ACIA is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state franchise, securities or "blue sky" laws; (3) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and
(4) such consents, approvals, Orders or authorizations the failure of which to be made or obtained could not reasonably be expected, individually or in the aggregate, to have an ACIA MAE.

          (c) Voting Requirements. The affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares entitled to vote on the Agreement, voting as a single voting group, is the only vote of the holders of any stock in ACIA necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (d) Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by ACIA or, if the Merger occurs, the Surviving Entity, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ACIA.

          (e) Ownership of Shares. Neither ACIA nor any of its Affiliates, (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act, as amended), directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Company.

          (f) Due Diligence. ACIA has made such due diligence review of the Company as it deems necessary to enter into this Agreement.

          (g) Shareholders of ACIA. A complete list of the shareholders of ACIA (the "ACIA Shareholders") and their respective holdings in ACIA is set forth on Schedule 3.2(g).

          (f) Financing. ACIA will have sufficient funds available at the Closing (through cash on hand and existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis, and to pay all fees and expenses related to the transactions contemplated by this Agreement. ACIA and the ACIA Shareholders have furnished to the Company true and complete records regarding the assets of ACIA and the ACIA Shareholders as requested by the Company, including the personal bank records and financial statements of the ACIA Shareholders, which records show sufficient funds available in accordance with the preceding sentence.

          (h) Information Supplied. The information supplied or to be supplied by ACIA for inclusion in the Company's Proxy Statement or any amendment or supplement thereto will not, at the time the Company's Proxy Statement is first mailed to shareholders of the Company, at the time such shareholders vote on the approval and adoption of this Agreement and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          IV.  COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations. Without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of ACIA:

               (i)  other than dividends and distributions
     (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof (based upon equity ownership),
     (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock,
     (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

               (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

               (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (A) in the ordinary course of business consistent with past practice and (B) sales of assets, the net book value of which does not individually or in the aggregate exceed twenty-five thousand dollars ($25,000);

               (vi)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term debt not to exceed one hundred thousand dollars ($100,000) pursuant to existing credit facilities incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

               (vii)  make or agree to make any capital
     expenditure or capital expenditures other than capital expenditures set forth in the operating budget of the Company previously furnished to ACIA, the relevant portions of which are set forth in Schedule 4.1(a)(vii);

               (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

               (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any benefit plans maintained or contributed to by the Company or any of its Subsidiaries or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

               (x) increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

               (xi) enter into any contract or agreement, written or oral, with any affiliate, associate or relative of the Company, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing;

               (xii) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Other Actions. Except as required by Law (including fiduciary duties applicable to the Company Board consistent with their obligations under this Agreement), neither the Company, on the one hand, nor ACIA, on the other hand, will, and will not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

          (c) Advice of Changes. The Company and ACIA will promptly advise the other party orally and in writing of (i) any representation or warranty made by them contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by them to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied.

          4.2. No Solicitation by the Company. (a) The Company shall immediately cease all activities or negotiations with other parties pertaining to any extraordinary corporate transaction which were conducted prior to the execution of this Agreement. The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that

if, at any time prior to the Effective Time, the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to a bona fide written Company Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 4.2(a) and which is a superior transaction to the Merger and which is not subject to financing (a "Superior Proposal"): (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel), (B) participate in negotiations regarding such Company Takeover Proposal, (C) provide access to employees, franchisees, accountants, lawyers, financial advisors and other advisors to the Company, and (D) conduct meetings with Company management regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries or fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.2(b), neither the Company Board nor any committee thereof may
(i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by the Company Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Effective Time the Company Board determines in good faith, after the Company has received a Superior Proposal and after consultation with its financial adviser and outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Company Board may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend a Superior Proposal or terminate this Agreement.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company will (i) immediately advise ACIA orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal and (ii) keep ACIA reasonably informed of the

status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal, provided, however, that the Company will not be required to provide to ACIA any information if and to the extent that the Company Board determines in good faith, following consultation with outside counsel, that it is necessary to refrain from doing so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law.

          (d) Nothing contained in this Section 4.2 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, the failure so to disclose would violate applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 4.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.


                     V.  ADDITIONAL COVENANTS

          5.1. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of such reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties,
(iii) defending of any lawsuits or other legal proceedings by any third party, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and
(iv) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.1(a) will limit or affect actions permitted to be taken pursuant to Section 4.2.

          (b) In connection with and without limiting the foregoing, the Company and ACIA will (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and
(ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all reasonable action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

          5.2. Employment Contracts.  Following the Effective
Time, ACIA will cause the Surviving Entity to honor in accordance with their terms all Employment Agreements.

          5.3. Fees and Expenses. (a) All fees and expenses incurred in connection with the Merger and this Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that this Agreement is terminated pursuant to Sections 8.1(b)(i), provided that ACIA is not in breach of its obligations under the Agreement, 8.1(b)(ii) or 8.1(c), then the Company will, within thirty (30) days after the termination date, pay ACIA a fee equal to one hundred twenty-five thousand dollars ($125,000).

          5.4. Public Announcements. ACIA and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

          5.5. Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities to the fullest extent possible for acts or omissions occurring at or prior to the Effective Time (including, without limitation, acts in connection with the transactions contemplated by this Agreement) existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as permitted under Pennsylvania Law as in effect on the date hereof and as provided in their respective articles or certificates of incorporation or bylaws (or comparable organizational documents) will be assumed by ACIA and ACIA will be directly responsible for such indemnification (including the advancement by ACIA of expenses as incurred by an Indemnified Person to the fullest extent permitted under Pennsylvania Law), without further action, as of the Effective Time and such indemnification will continue indefinitely in full force and effect. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of ACIA will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of ACIA. If the ACIA (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and asses to any individual, corporation or other entity then in each such case, proper provisions shall be made so that the successors and assignees of ACIA shall assume all of the obligations set forth in this Section 5.5. Notwithstanding any other provision hereof, the provisions of this Section 5.5 (i) are intended to be for the benefit of, and will be enforceable

by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                           VI.  DEPOSIT

          6.1. ACIA Deposit. Simultaneous with the execution of this Agreement by the parties, ACIA shall pay to PNC Bank, National Association (the "Escrow Agent") the amount of one million one hundred seventy thousand dollars ($1,170,000) (the "Deposit"), which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement among ACIA, the Company and the Escrow Agent in the form attached hereto as Exhibit A. This Agreement shall not be effective until ACIA has paid the Deposit to the Escrow Agent. ACIA shall be entitled to have the Deposit returned to ACIA only in the event that this Agreement is terminated pursuant to Sections 8.1(b)(i), provided that ACIA is not in breach of its obligations under the Agreement, 8.1(b)(ii) or 8.1(c). The Deposit shall not be construed as liquidated damages and shall in no way limit any rights or remedies of the Company with respect to ACIA or any obligations of ACIA to the Company.

                    VII.  CONDITIONS PRECEDENT

          7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  Shareholder Approvals.  The Company Shareholder
Approval shall have been obtained; and

          (b) No Injunctions or Restraints. No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

          7.2. Conditions to Obligations of ACIA. The obligation of ACIA to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date; and ACIA shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; and

          (b) Decline in Retail Sales. Retail sales by the Company's franchisees of the Company's products for the period April 1, 1998 to the end of the month preceding the Closing shall not have declined more than twenty percent (20%) from the comparable period in 1997 based upon the reports of such franchisees' sales delivered to the Company from the franchisees.

          (c) Extraordinary Occurrences. Other than a decline in the Company's financial position as a result of operations, which circumstance is covered by Section 7.2(b), there shall not have been any occurrence, or series of related occurrences, outside the ordinary course of business that has resulted, or is reasonably likely to result, in an expenditure, loss or damage to the Company of greater than six hundred thousand dollars ($600,000) after the receipt of any applicable proceeds from insurance or other sources.

          (d)  Representations and Warranties.  The
representations and warranties of the Company contained in
Section 3.1 shall have been true and correct on the date of the Agreement.

          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Performance of Obligations of ACIA. ACIA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ACIA by the chief executive officer and the chief financial officer of ACIA to such effect.

          (b) Deposit. ACIA shall have deposited into the Exchange Fund with the Paying Agent funds sufficient to purchase all of the Shares outstanding on a fully diluted basis, and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          (c)  Representations and Warranties.  The
representations and warranties of ACIA contained in Section 3.2 shall have been true and correct on the date of the Agreement.

          7.4. Frustration of Closing Conditions. Neither ACIA nor the Company may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.1.

             VIII.  TERMINATION, AMENDMENT AND WAIVER


          8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval:

          (a)  by mutual written consent of ACIA and the Company;

          (b)  by either ACIA or the Company:

               (i) if the Merger has not been consummated by August 15, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, subject to the provisions of
          Section 2.3;

               (iii)  if any Governmental Entity shall have
          issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

          (c)  by the Company pursuant to the terms of Section
               4.2(b).

          8.2. Effect of Termination. In the event of termination of this Agreement by either the Company or ACIA as provided in Section 8.1, this Agreement, other than the provisions of Section 5.3(b), this Section 8.2 and Article IX, will forthwith become void and have no effect, without any liability or obligation on the part of ACIA or the Company, except to the extent that such termination results from the material breach by a party of any of its covenants and agreements set forth in this Agreement.

          8.3. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such approval, there may not be made any amendment that decreases the Merger Consideration or adversely affects the rights of the Company's shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          8.4. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the

part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          8.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 will, in order to be effective, require, in the case of ACIA or the Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors or officer.

                     IX.  GENERAL PROVISIONS

          9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

          (a)  if to the ACIA, to

               ACI Acquisition Partners
               1640 Powers Ferry Road
               Building 4
               Marietta, Georgia  30067
               Attention:  Robert K. Cohen

               with a copy to:

               Kilpatrick Stockton LLP
               Suite 2800
               1100 Peachtree Street
               Atlanta, Georgia  30309
               Attention:  David A. Stockton, Esq.

          (b)  if to the Company, to

               Aloette Cosmetics, Inc.
               1301 Wright's Lane East
               West Chester, PA 19380
               Attention: Patricia J. Defibaugh, Chief Executive Officer

               with a copy to:

               Pepper Hamilton LLP
               Suite 400
               1235 Westlakes Drive
               Berwyn, PA  19312-2401
               Attention:  Jeffrey P. Libson, Esq.

          9.3. Certain Definitions.  For purposes of this
Agreement:

          (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or ACIA, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
and

          (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers after reasonable inquiry.

          9.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words Ainclude," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the

masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), together with the Escrow Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including, but not limited to, the letter agreement dated April 9, 1998 executed by Robert K. Cohen and the Company, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

          9.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

          9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          9.9. Enforcement. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave

from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Commonwealth of Pennsylvania or a Pennsylvania state court.





                  [SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, ACIA and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              ALOETTE COSMETICS, INC.

                              By:  /s/ Robert K. Cohen
                                   Name:  Robert K. Cohen
                                   Title: Chief Operating Officer


                              ACI ACQUISITION PARTNERS, INC.


                              By: /s/ Patricia J. Defibaugh
                                  Name:  Patricia J. Defibaugh
                                  Title: Chief Executive Officer

                  SCHEDULES RELATING TO ALOETTE COSMETICS, INC.

                           Dated as of April 10, 1998

                Reference is made to the Agreement and Plan of Merger, dated April 10, 1998, by and among ACI Acquisition Partners, Inc., a Georgia corporation ("ACIA") and Aloette Cosmetics, Inc., a Pennsylvania corporation (the "Agreement"). Words and expressions defined in the Agreement have the same meanings in these Schedules.

(A) The attached schedules constitute the Company Disclosure Schedules referred to in the Agreement.

(B) Any matter disclosed in any particular Schedule shall be deemed incorporated by reference in each other Schedule herein and disclosed in each such Schedule.

(C) Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of such matters in the Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties or covenants contained in the Agreement.

(D) Headings have been inserted on the Schedules and certain sections thereof for convenience of reference only and shall be given no substantive or interpretive effect whatsoever.

                               SCHEDULE 3.1(a)

                  ORGANIZATION, STANDING AND CORPORATE POWER

D.D. Cosmetic Sales Company, Inc. is not in good standing in Texas.

Aloette Cosmetics of Canada is not in good standing.

                                SCHEDULE 3.1(b)

                                 SUBSIDIARIES

The following represent non-material inactive subsidiaries:

--         Aloette Cosmetics of Mexico
--         Aloette Cosmetics (UK) Ltd.
--         Aloette of New Zealand

                                 SCHEDULE 3.1(c)

                                CAPITAL STRUCTURE


OPTIONS

-- Form of Standard Aloette Cosmetics, Inc. Stock Option Agreement attached as Exhibit A.

--     Summary of Stock Options outstanding as of March 19, 1998:

                       Options                  Option Price
Grantee             Outstanding                 Per Share
-------             -----------                 ------------

J. Biehn               75,000                       $3.375

C. Carlin               5,000                       $3.375

P. Defibaugh          150,000                       $3.375

M. DeNino *            24,000                       $2.25

J. Lewis               75,000                      $3.375

J. Reid                 5,000                      $3.375

G. Tobias               2,000                      $3.375

B. Toner                2,000                      $3.375

J. Toner                1,000                      $3.375

L. Zamparelli *        10,000                      $1.75
                     --------
Total                  349,000

* terms of stock option agreements are slightly different than standard agreement, primarily vesting and all shares being nonqualified

                                SCHEDULE 3.1(c)

                               CAPITAL STRUCTURE

                                   (continued)

WARRANTS

-- Form of Standard Aloette Cosmetics, Inc. Directors Stock Warrant Agreement attached as Exhibit B.

--         Summary of Directors Stock Warrants outstanding as of March
           19, 1998:

                  Warrants              Option Price
Grantee         Outstanding               Per Share
-------        ------------             ------------

B. Albertus         2,000                    $2.25
                    3,000                    $3.00

D. Baxter           1,000                    $6.75

E. Robert Becker    1,000                    $9.00
                    2,000                    $6.25

M. DeNino           3,000                    $2.25

J. Defibaugh        1,000                    $2.25
                    3,000                    $3.75

A. Koffler          1,000                    $9.00
                    2,000                    $6.25

G.K. Macrae         1,000                    $9.00
                    2,000                    $6.25

G. Robinson         1,000                    $9.00

J. Teaford          1,000                    $9.00

R. Throm            1,000                    $9.00
                    5,000                    $6.25
                    2,000                    $3.00
                  -------
Total              32,000

                            SCHEDULE 3.1(d)

                     AUTHORITY; NONCONTRAVENTION

PNC BANK, N.A. LOAN AGREEMENTS & RELATED AGREEMENTS:

-- Loan Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

-- Line of Credit Note dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

-- Security Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

-- Open-end Mortgage and Security Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and
       Subsidiaries

--     Subordination Agreement by and among PNC Bank, National
       Association, Aloette Cosmetics, Inc. and John E. Defibaugh

-- Amendment to Loan Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries effective as of December 31, 1996

-- Amendment to Line Of Credit Note dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and
       Subsidiaries effective as of December 31, 1996

                            SCHEDULE 3.1(h)

                               LITIGATION



Guildo Chasse, President (and owner) of Aloette Cosmetiques de Quebec Inc. and Aloette Cosmetiques de Montreal-Sud Inc., has expressed discontent regarding the Company's operations and support which this franchisee believes may constitute a default under the franchise agreement.

                            SCHEDULE 3.1(i)

                                 TAXES

Correspondence with Revenue Canada Trade Administration Services dated February 7, 1997 and September 19, 1997 regarding the Revenue Canada Customs Audit

                            SCHEDULE 3.1(j)

                            EMPLOYEE MATTERS

Section 3.1(j)(i)

Aloette US
----------

I.  BENEFIT PLANS:

    --    Amended and Restated Aloette Cosmetics, Inc. Employee Stock
          Ownership Plan

    -- Aloette Cosmetics, Inc. Amended and Restated 1984 Stock Option and Restricted Stock Plan

    --    Amended and Restated Aloette Cosmetics, Inc. Profit Sharing and
          Section 401(k) Salary Deferral Plan and Trust

    --    Supplemental Benefit Plan

    --    Amended and Restated Aloette Cosmetics, Inc. Directors' Warrant
          Plan

II.  MEDICAL & VISION INSURANCE (RENEWAL SEPTEMBER 1, 1998):

     --   Keystone Health Plan East (a subsidiary of Independence Blue
          Cross)

     -- Independence Blue Cross Personal Choice (no employees opted for this)

     --   Blue Cross and Blue Shield Traditional Indemnity Plan

III.  DENTAL INSURANCE (RENEWAL SEPTEMBER 1, 1998):

     -- The Guardian DentalGuard Preferred Provider Organization (The Guardian Life Insurance Company of America)

IV.  ALOETTE COSMETICS, INC. SECTION 125 PLAN

V.  LIFE AND ACCIDENTAL DENTAL DEATH AND DISMEMBERMENT INSURANCE:

     -- Phoenix Home Life Mutual Insurance Company - Policy #057-0000D (Renewal September 1, 1998)

VI.  DISABILITY INSURANCE:

     --  Short-term (first 60 days) - Self-funded

     --  Long Term

          *  61-90 days - Self-funded

          * 90 days Insured by The Phoenix Home Life Mutual Insurance Company Policy #057-0000D (Renewal - September 1, 1998)

                                   EMPLOYEE MATTERS

VIII.  EMPLOYMENT AND SEVERANCE AGREEMENTS

     -- Employment Agreement, dated April 1, 1993, by and between Patricia J. Defibaugh and Aloette Cosmetics, Inc.

     -- Severance Protection Agreement, dated April 1, 1993, by and between Patricia J. Defibaugh and Aloette Cosmetics, Inc.

     -- Consulting Agreement for Franchise President dated March 1, 1996 by and between Aloette Cosmetics, Inc. and Cheryl Pickles

     --  Aloette Cosmetics, Inc. Executive Severance Policy  (US only)

ALOETTE COSMETICS OF CANADA

I.  CANADIAN PENSION PLAN

    --   Government Required Benefits

II. CANADIAN DEFINED CONTRIBUTION PLAN

    --    Aloette Cosmetics of Canada Inc. Pension Plan

III.  CANADIAN GROUP INSURANCE (MEDICAL, DENTAL, LIFE AND ADD) AND
      DISABILITY PLAN

    --    Government Required Benefits

SECTION 3.1(J)(V)(E)

The Company has not filed Form 5500 for its Section 125 Plan since its inception.

SECTION 3.1(J)(VII)

EMPLOYEE AGREEMENTS

        See Employment and Severance Agreements above.


                                  1998
Individual                 Compensation Rate*
----------                 ------------------
P. Defibaugh                    $237,000

J. Biehn                        $ 68,900

J. Lewis                        $101,900

* includes auto stipend

** 1998 compensation rate does not include amounts due for other employment benefits (i.e. health, 401(k), etc.)

                             SCHEDULE 3.1(k)

                             LABOR MATTERS




Under Canadian law, terminated employees may have a right to appeal any severance granted to them.

                            SCHEDULE 3.1(l)

                         ENVIRONMENTAL MATTERS



-- Phase I Environmental Site Assessment for Superior Products Company dated March 31, 1995, prepared by ATEC Associates Inc.

-- Limited Phase II Subsurface Investigation and Contaminated Soil Cleanup for Superior Products Company dated November 22, 1995, prepared by ATEC Associates Inc.

                              SCHEDULE 3.1(m)

                          COMPLIANCE WITH LAWS





None

                           SCHEDULE 3.1(n)

                               INSURANCE



1997-98 INSURANCE COVERAGE

Line of Coverage          Carrier           Policy #          Policy Period
----------------          -------           --------          -------------
Property & General         CNA             C 173802865          8/1/97-98
Liability:
Property Insurance-US       "              "       "            "       "
General Liability -US       "              "       "            "       "
Crime Insurance             "              "       "            "       "
Inland Marine               "              "       "            "       "
Boiler & Machinery          "             BM 1044992759         "       "
Property & General          "             CBP 0854640           "       "
Liability - CDA
Commercial Property *       "             C 173802882           "       "
Workers Compensation        "             WCC 173802879         "       "
Directors & Officers       ERMA           751-075765-97         "       "
Fiduciary Liability         "             751-075770-97         "       "
Foreign                                                         "       "


* includes EDP & Business Interruption Coverage
                          SCHEDULE 3.1(o)

                  TRADEMARKS PATENTS AND COPYRIGHTS



See attached Exhibit C

                            SCHEDULE 3.1(p)

                          MATERIAL CONTRACTS

-- Manufacturing Agreement dated June 2, 1995 by and between Naterra International, Inc. and Aloette Cosmetics, Inc., Aloette
       Cosmetics, Inc. of Delaware and Aloette Cosmetics, Inc. of
       Pennsylvania

-- Outstanding Purchase Orders over $30,000 as of March 19, 1995 (See attached Exhibit D)

--     Employment Agreement, dated April 1, 1993, by and between Patricia
       J. Defibaugh and Aloette Cosmetics, Inc.

--- Severance Protection Agreement, dated April 1, 1993, by and between Patricia J. Defibaugh and Aloette Cosmetics, Inc.

-- Subordinated Promissory Note dated April 26, 1992, between John E. Defibaugh and Aloette Cosmetics, Inc.

-- Amendment to Subordinated Promissory Note dated April 26, 1992, by and between John E. Defibaugh and Aloette Cosmetics, Inc. dated April, 1996

-- Standard Form Indemnification Agreement by and between Aloette Cosmetics, Inc. and Officers and Directors



--     PNC BANK LOAN AGREEMENTS & RELATED AGREEMENTS:

            Loan Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

            Line of Credit Note dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

            Security Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

            Open-end Mortgage and Security Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries

            Subordination Agreement by and among PNC Bank, National Association, Aloette Cosmetics, Inc. and John E. Defibaugh

            Amendment to Loan Agreement dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries effective as of December 31, 1996

            Amendment to Line Of Credit Note dated January 4, 1996, by and between PNC Bank, N.A. and Aloette Cosmetics, Inc. and Subsidiaries effective as of December 31, 1996

                            SCHEDULE 3.1(p)  (Continuted)

                                 MATERIAL CONTRACTS

-- Consulting Agreement for Franchise President dated April 1, 1997 by and between Aloette Cosmetics, Inc. and Sheila Hoffman
       (terminated March 14, 1998)

-- Consulting Agreement for Franchise President dated March 1, 1996 by and between Aloette Cosmetics, Inc. and Cheryl Pickles

-- Consulting Agreement for Area Developer dated July 16, 1997 by and between Aloette Cosmetics, Inc. and Margie Rudolph

-- Consultation Agreement dated November 1, 1994 by and between Aloette Cosmetics of Canada, Inc. and Aloette Cosmetiques de Quebec Inc.


--     NOTES RECEIVABLES:

           Promissory Note dated May 19, 1997 by and between Lynn Runnion and Timothy Runnion and Aloette Cosmetics, Inc. (Aloette of Appalachan Valley)

           Promissory Note dated July 6, 1995 by and between Cindy L. Staggs and Lance D. Staggs and Aloette Cosmetics, Inc.
           (Aloette of Arklahoma)

           Promissory Note dated July 6, 1995 by and between Kenneth L. and Melodie C. Dickinson and Aloette Cosmetics, Inc. (Aloette of Mid-Mississippi)

           Promissory Note dated July 6, 1995 by and between Linda F. McAll and Stephanie G. Steele and Aloette Cosmetics, Inc. (Aloette of Southern Coast)

           Promissory Note dated January 2, 1992 by and between Pamela and James Waltman and Aloette Cosmetics, Inc. (Aloette of Twin Cities)

           Promissory Note dated October 1, 1996 by and between Greg and Ronda Bennett and Aloette Cosmetics, Inc. (Aloette of Pacific Coast)

           Promissory Note dated July 1, 1987 by and between Richard and Carole Duncan and Aloette Cosmetics, Inc. (Aloette of Dallas Fort Worth)

           Promissory Note dated August 31, 1994 by and between Barbara and Jeffrey Granger and Aloette Cosmetics, Inc. (Aloette of Eastern Michigan)

           Promissory Note dated August 15, 1995 by and between Robert Roche and Aloette Cosmetics, Inc. (Aloette of West Toronto)

           Promissory Note dated June 1, 1995 by and between Robert Paul Reid and Aloette Cosmetics of Canada, Inc. (Aloette of Toronto
           East)

           Promissory Note dated February 27, 1996 by and between Linda Downey and Donald Wall and Aloette Cosmetics, Inc. (Aloette of Calgary)

                        SCHEDULE 3.1(p)  (Continuted)

                            MATERIAL CONTRACTS

          Promissory Note dated May 19, 1996 by and between 671685 Alberta Ltd. carrying on business as Aloette of South Edmonton and Norma H. McNalty and Aloette Cosmetics, Inc. (Aloette of Edmonton)

          Promissory Note dated June 1, 1998 by and between Douglas Bauer and Sheila Bauer and Aloette Cosmetics of Canada Inc. (Aloette of London Region)

          Promissory Note dated November 1, 1994 by and between Aloette Cosmetiques de Quebec Inc. and Aloette Cosmetics, Inc. (Aloette of Montreal Northeast)

          Promissory Note dated August   ,1995 by and between Takako
          Wright and and Aloette Cosmetics, Inc.

-- Standard Form of Franchise Agreement attached as Exhibit E. Note franchises under an older agreement are asterisked.

--     Listing of Franchises as of March 20, 1998 attached as Exhibit F

-- Guildo Chasse, President (and owner) of Aloette Cosmetiques de Quebec Inc. and Aloette Cosmetiques de Montreal-Sud Inc., has expressed discontent regarding the Company's operations and support which this franchisee believes may constitute a default under the franchise agreement.

-- Royalty Agreement effective as of January 1, 1992 by and between Aloette Cosmetics, Inc. and Aloette of Canada, Inc.

-- Verbal Agreement with Jeweler (Charlie Dolan) to advance approximately 50% of jewelry award costs with balance due upon delivery

--     BEAUTY CONSULTANT TRIPS

           Revised confirmation of Group Request dated September 17, 1997 by and between Carnival Cruise lines and Herricks Travel (on behalf of Aloette Cosmetics of Canada, Inc)

           Group Contract dated May 14, 1997 by and between Hotel Don Carlos Marbella and Herricks (on behalf of Aloette Cosmetics, Inc.)

--     1998 BEAUTY CONSULTANT AWARDS SEMINARS

       Contractual Agreement executed on November 3, 1997 by and between Aloette and the Wyndham Franklin Plaza Hotel (US Seminar)

       Letter of Agreement dated September 29, 1997 by and between The Sheraton Centre Toronto Hotel and Aloette Cosmetics (Canadian Seminar)

                            SCHEDULE 3.1(p)  (Continuted)

                                MATERIAL CONTRACTS


                              US FRANCHISE AGREEMENTS

                         SCHEDULE 3.1(p)  (Continuted)

                               MATERIAL CONTRACTS


                         CDN FRANCHISE AGREEMENTS

                                    EXHIBITS

* Form of Standard Aloette Cosmetics, Inc. Stock Option Agreement to be attached as Exhibit A

* Form of Standard Aloette Cosmetics, Inc. Directors Stock Warrant Agreement to be attached as Exhibit B

* Schedule 3.1(o) - Trademarks Patents and Copyrights to be attached as Exhibit C

* Outstanding Purchase Orders over $30,000 as of March 19, 1995 to be attached as Exhibit D.

*  Standard Form of Franchise Agreement to be attached as Exhibit E.

*  Listing of Franchises as of March 20, 1998 to be attached as Exhibit F.